FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. ENTERS INTO $20 MILLION
CREDIT FACILITY WITH PACIFIC WESTERN BANK

CARLSBAD, CA - May 14, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced that it entered into a $20 million credit facility with Pacific Western Bank. The facility includes a $5 million revolving line of credit and a $15 million non-revolving line. The interest rate on both lines is variable based on the prime rate plus 0.25%, resulting in an initial rate of 5.25%.

“We’re very excited about our new relationship with Pacific Western Bank and expect this facility to be sufficient to finance our planned expansion over the next two years. Our plans include 18 new units in 2008 and 30 to 40 in 2009, depending on the state of the economy,” said Dan Pittard, Rubio’s President and CEO.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill®. The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio’s uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues; increased product costs, labor expense and other ongoing and unanticipated costs; the success of our promotions and marketing strategies; our ability to recruit and retain qualified personnel; adverse effects of weather and natural disasters; adequacy of reserves related to closed stores or stores to be sold; the costs and risks related to defending against a meal and rest break lawsuit filed by a former employee asserting representation of a class of plaintiffs; our ability to open additional or maintain existing restaurants in the coming periods; and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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